Press Release	Source: China Media1 Corp.

China Media1 Receives $2 Million Advance Payment
Monday December 5, 9:00 am ET

IRVINE, Calif.--(BUSINESS WIRE)--Dec. 5, 2005--China Media1 Corp. (OTCBB:CMDA - News), the owner and operator of premiere Chinese advertising media assets, including leading edge illuminated multiple scrolling poster displays, wishes to announce that it has received approximately US$ 2 million (16,000,000 RMB) advance payment from Chi Shang Ling Yue Advertising Company Ltd. This is another payment further to the 10% down payment of about US$625,000 (RMB 5,184,000) announced in July. In April 2005, the Company signed a 1-year advertising contract with Chi Shang for US$6.25 million (RMB 51,840,000) for 30 outdoor area scrolling light boxes for their clients at the Guangzhou New Baiyun Airport. The list of clients for the Outdoor Ad space includes China Mobile, China Unicom and Ping An Insurance, Samsung, and LG. This payment will be used to advance the development of the company's airport projects.

About China Media1 Corp.:

China Media1 Corp., headquartered in Irvine, California, has obtained rights to premiere Chinese advertising media assets in the city of Guangzhou in Southern China. Its affiliate, Guangzhou Chuangrun Advertising Company, operates the advertising space and advertising contracts with top-tier brand names and multi-national corporations as well as large advertising agencies. China Media1 has focused on providing its clients superior advertising locations based on viewership, exclusivity, and uniqueness through the use of its illuminated scrolling poster signs at the Guangzhou New Baiyun International airport. China Media1's advertising locations include the Guangzhou New Baiyun International Airport and the Guangzhou MTR (12 Subway Stations). China Media1's website is www.chinamedia1corp.com.

Forward Looking Statements:

Any forward-looking statement in this press release is made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve risks and uncertain-ties including, but not limited to, economic and political factors, technological developments, regulatory matters and increased competition. The Company disclaims any obligation to update any such factors or to publicly announce results of any revisions to the forward-looking statements contained herein to reflect future events or developments. China Media1 Corp. (OTC Bulletin Board:CMDA - News)

Contact:
China Media1 Corp.
Investor Relations
1-866-889-4905
investor@chinamedia1corp.com
www.chinamedia1corp.com
Source: China Media1 Corp.